Exhibit 99.1

FROM: SITEL Corporation 7277 World Communications Drive Omaha, NE 68122	CONTACT: Bill Sims, Investor Relations 402-963-6810

FOR IMMEDIATE RELEASE

SITEL Appoints Cyrus F. Freidheim, Jr. To Board of Directors

Omaha, NE, USA—October 17, 2005: SITEL Corporation (NYSE:SWW), a leading global provider of outsourced customer support services, announced today it has expanded its Board of Directors to include Cyrus F. Freidheim Jr., Chairman of Old Harbour Partners. With the addition of Mr. Freidheim, SITEL’s board now has eight members.

Mr. Freidheim has over 40 years of business experience, including serving as Chairman and CEO of Chiquita Brands International from 2002-2004, and serving as Vice Chairman and in other positions with Booz*Allen & Hamilton, Inc. from 1966-2002.  Mr. Freidheim has been Chairman of Old Harbour Partners, an investment firm, since 2004.  Mr. Freidheim is also on the Board of Directors of HSBC Finance Corp. and Allegheny Energy, Inc. and institutional boards including the Brookings Institute, American China Forum, Chicago Council on Foreign Relations, Chicago Symphony Orchestra, Rush Medical Center, The Garvin School of International Management and Big Shoulders Fund for Parochial Schools.  Mr. Freidheim has served on numerous other corporate and institutional boards of directors.

James F. Lynch, Chairman and CEO of SITEL, stated, “Cyrus is a great addition to our board.  He brings an extensive background of proven business leadership.  As a leader of industry and a proven consultant to leading companies, we are extremely fortunate to have him on our board.”

About SITEL

SITEL is a leading global provider of outsourced customer support services. On behalf of many of the world’s leading organizations, SITEL designs and improves customer contact models across its clients’ customer acquisition, retention and development cycles.  SITEL manages approximately two million customer interactions per day via the telephone, e-mail, Internet and traditional mail.   SITEL has over 34,000 employees in 90 global contact centers, utilizing more than 25 languages and dialects to serve customers in 55 countries   SITEL is a leader in the contact center industry.  Please visit SITEL’s website at www.sitel.com for further information.

# # # # #